Home Office: Cincinnati, Ohio

Administrative Office:  P.O. Box 5420, Cincinnati, Ohio 45201-5420

GOVERNMENTAL SECTION 457 PLAN

ENDORSEMENT

The annuity contract is changed as set out below to add provisions for a governmental Section 457 plan. This endorsement and the annuity contract to which it is attached are not valid without additional endorsement(s) defining the Plan and Plan Administrator.

APPLICABLE TAX LAW RESTRICTIONS. This annuity contract is intended to receive contributions pursuant to an eligible deferred compensation plan as defined under Internal Revenue Code (“IRC”) Section 457(b) that is maintained by a state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. It is restricted as required by federal tax law. We may change the terms of this annuity contract or administer this annuity contract at any time as needed to comply with that law. Any such change may be applied retroactively.

ANNUITANT. “Annuitant” means the designated person covered under the Plan for whose benefit this annuity contract was purchased. If the owner of this annuity contract is the Employer or Plan trustee, then any reference in this annuity contract to the owner’s life, age, death, or spouse shall be treated as a reference to the Annuitant’s life, age, death, or spouse.

EXCLUSIVE BENEFIT. This annuity contract is established for the exclusive benefit of the Annuitant and his or her beneficiaries. No amounts held under this annuity contract may be used for or diverted to any purpose other than the provision of Plan benefits except as permitted by the Plan after the complete satisfaction of all liabilities to persons covered by the Plan and their beneficiaries. Until distributed, the Plan retains all legal ownership rights and controls over the Annuitant’s interest in the annuity contract except as provided by the Plan Administrator.

NO ASSIGNMENT OR TRANSFER. No interest in this annuity contract may be assigned, sold, or transferred. No interest in this annuity contract may be pledged to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

1)

if this annuity contract is owned by the Employer or Plan trustee, it may be transferred to a successor Employer or Plan trustee, or to the Annuitant or another person entitled to Plan benefits through the Annuitant;

2)	the Annuitant’s interest in this annuity contract may secure a loan made to the Annuitant under any loan provisions of this annuity contract;

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3)	all or part of the Annuitant’s interest in this annuity contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

4)

payments may be made based on the joint lives or joint life expectancies of the Annuitant and another person, but such other person shall have no present rights under this annuity contract during the lifetime of the Annuitant.

Except as elected under the Direct Rollover provision, any distributions under this annuity contract shall be paid either to the Plan trustee or to the Annuitant or other person entitled to Plan benefits through the Annuitant, as may be directed by the Plan Administrator.

LIMITS ON CONTRIBUTIONS. Contributions to this annuity contract that represent contributions to the Plan must not exceed the limits set forth in IRC Section 457(b) and (c). Catch-up contributions may be made to the full extent permitted by IRC Section 414(v). No elective contributions may be made by the Annuitant with respect to any month unless the Annuitant has entered an agreement for deferral before the first day of that month. However, an elective contribution may be made for the first month of employment of the Annuitant if the agreement for deferral is made on or before the date that service with the Employer begins. Additional limits may apply under the terms of the Plan. The Plan Administrator shall ensure compliance with these IRC limits and any Plan limits.

DISTRIBUTION RESTRICTIONS. As required under IRC Section 457(d), no distributions from this annuity contract can be made until:

1)	the calendar year in which the Annuitant reaches age 70-1/2; or

2)	the Annuitant has a severance from employment with the Employer; or

3)	the Annuitant is faced with an unforeseeable emergency as defined under the IRC; or

4)	the conditions are met for an in-service distribution under IRC Section 457(e)(9).

For this purpose, a direct transfer to a defined benefit governmental plan as defined in IRC Section 414(d), that is made to purchase permissive service credit as defined in IRC Section 415(n)(3)(A) or as a repayment described in IRC Section 415(k)(3), shall not be treated as a distribution.

Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this IRC section and the Plan.

DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), the Annuitant or his or her surviving spouse may elect to have any portion of an eligible rollover distribution, as defined in IRC Section 403(b)(8), paid directly to an Individual Retirement Annuity or Individual Retirement Account, as defined in IRC Section 408, or, if allowed, to another governmental Section 457 plan or other eligible retirement plan described in IRC Section 402(c)(8)(B), specified by the Annuitant or surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. All distributions made hereunder shall be made in accordance with the requirements of IRC Section 401(a)(9) and Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Annuitant’s entire interest in this annuity contract must satisfy the requirements of IRC Section 401(a)(9) and Section 1.401(a)(9)-5 of the Income Tax Regulations instead of the requirements set out herein.

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The Required Beginning Date for distributions under this annuity contract is April 1 following the later of the calendar year in which the Annuitant reaches age 70-1/2 or the calendar year in which the Annuitant retires. No later than the Required Beginning Date, the Annuitant’s entire interest in this annuity contract must begin to be distributed over (i) the Annuitant’s life or the lives of the Annuitant and his or her designated beneficiary, or (ii) a period certain not to exceed the Annuitant’s life expectancy or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one (1) year, and must be either nonincreasing or they may increase only as provided in Q&A-1 and Q&A-4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

The distribution period described above cannot exceed the period specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. The first required payment can be made as late as the Required Beginning Date and must be the payment that is required for a single payment interval. The second payment need not be made until the end of the next payment interval.

The Annuitant’s interest in this annuity contract includes the amount of any outstanding rollover or transfer, and the actuarial value of any other benefits provided under the annuity contract, such as guaranteed death benefits, to the extent required by regulations.

For purposes of this provision, the Annuitant’s designated beneficiary is an individual designated under the Plan to receive payments after the Annuitant’s death and who qualifies as a designated beneficiary under Section 1.401(a)(9)-4 of the Income Tax Regulations.

REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If the Annuitant dies after required distributions begin, the remaining portion of the Annuitant’s interest in this annuity contract will continue to be distributed under the contract option chosen.

If the Annuitant dies before required distributions begin, the Annuitant’s entire interest in this annuity contract will be distributed as least as rapidly as follows:

1)

If an individual other than the Annuitant’s surviving spouse is his or her designated beneficiary, then the Annuitant’s entire interest will be distributed over the remaining life expectancy of that individual, with payments starting by the end of the calendar year following the calendar year of the Annuitant’s death. The life expectancy of the designated beneficiary will be determined using his or her age as of his or her birthday in the year following the year of the Annuitant’s death. Alternatively, if elected, the Annuitant’s entire interest in this annuity contract will be distributed by the end of the calendar year that contains the fifth anniversary of the Annuitant’s death.

2)

If the Annuitant’s surviving spouse is his or her sole designated beneficiary, then the Annuitant’s entire interest will be distributed over such spouse’s life, with payments starting by the end of the calendar year following the calendar year of the Annuitant’s death, or if later, by the end of the calendar year in which the Annuitant would have reached age 70-1/2. Alternatively, if elected, the Annuitant’s entire interest in this annuity contract will be distributed by the end of the calendar year that contains the fifth anniversary of the Annuitant’s death.

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If the Annuitant’s surviving spouse dies before required distributions begin to him or her, the remaining interest will be distributed over the remaining life expectancy of the spouse’s designated beneficiary, with payments starting by the end of the calendar year following the calendar year of the spouse’s death. The life expectancy of the spouse’s designated beneficiary will be determined using his or her age as of his or her birthday in the year following the death of the Annuitant’s spouse. Alternatively, if elected, the remaining interest in this annuity contract will be distributed by the end of the calendar year that contains the fifth anniversary of the surviving spouse’s death.

If the Annuitant’s surviving spouse dies after required distributions begin to him or her, any remaining interest will continue to be distributed under the contract option chosen.

3)

If there is no designated beneficiary, then the Annuitant’s entire interest in this annuity contract will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant’s death.

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to the Annuitant’s surviving spouse as the designated beneficiary, the spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age on his or her birthday in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table in the year such individual’s life expectancy is first determined, reduced by one (1) for each subsequent year.

Required distributions are considered to begin on the Required Beginning Date or, if applicable, on the date distributions are required to begin to a surviving spouse. However, if distributions under this annuity contract start prior to such date on an irrevocable basis (except for acceleration) in a form meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to begin on the annuity starting date.

The Annuitant’s interest in this annuity contract includes the amount of any outstanding rollover or transfer, and the actuarial value of any other benefits provided under the annuity contract, such as guaranteed death benefits, to the extent required by regulations.

For purposes of this provision, a designated beneficiary is an individual designated under this annuity contract to receive payments after the Annuitant’s death (or the death of the Annuitant’s surviving spouse) and who qualifies as a designated beneficiary under Section 1.401(a)(9)-4 of the Income Tax Regulations.

This is part of the annuity contract. It is not a separate contract. It changes the annuity contract only as and to the extent stated. In all cases of conflict with the other terms of the annuity contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the date of issue.

MARK F. MUETHING	JOHN P. GRUBER
PRESIDENT	SECRETARY

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